Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Lisa Esneault (media) 312-580-3571
Mylène Labrie (Canada) 514-864-5103

STONE CONTAINER CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

CHICAGO, January 30, 2004 – Stone Container Corporation today reported a net loss of $73 million for the fourth quarter 2003.  This compares to a net loss of $26 million in the fourth quarter 2002.  Sales for the fourth quarter were $1,254 million, stable with fourth quarter 2002 sales of $1,253 million.

For the full year 2003, Stone Container Corporation reported a net loss of $163 million compared to a net income of $2 million in 2002.  Sales in 2003 were $5,051 million compared to $4,970 million in 2002.

Fourth quarter 2003 results include a $90 million pretax restructuring charge primarily related to a previously announced rationalization and cost cutting initiative, and a $12 million non-cash, pretax charge related to a foreign currency translation loss as a result of the strengthening of the Canadian dollar.   For the year, the pretax restructuring charge was $94 million and the non-cash, pretax foreign currency translation loss was $50 million.

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Stone Container Corporation is a wholly owned subsidiary of Smurfit-Stone Container Corporation (Nasdaq: SSCC), the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; clay-coated recycled boxboard; and is the world’s largest paper recycler.  In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 260 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 37,500 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002

Net sales	$1,254	$1,253	$5,051	$4,970

Costs and expenses (Note 1)	1,302	1,186	5,052	4,686

Income (loss) from operations	(48)	67	(1)	284

Interest expense, net	(60)	(63)	(237)	(261)
Loss on early extinguishment of debt			(1)	(13)
Other, net (Note 2)	(10)	6	(44)	17

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(118)	10	(283)	27

(Provision for) benefit from income taxes	45	(3)	116	(4)

Income (loss) from continuing operations before cumulative effect of accounting change	(73)	7	(167)	23

Discontinued operations
Income from discontinued operations, net of tax		7	6	19
Loss on disposition on discontinued operations, net of tax		(40)		(40)

Income (loss) before cumulative effect of accounting change	(73)	(26)	(161)	2

Cumulative effect of accounting change
Asset retirement obligations, net of tax			(2)

Net income (loss)	$(73)	$(26)	$(163)	$2

Note 1:          2003 includes restructuring charges of $90 million for the 4th quarter and $94 million year-to-date.
2002 includes restructuring charges of $14 million for the 4th quarter and $20 million year-to-date.

Note 2:          2003 includes non-cash foreign currency losses of $12 million for the 4th quarter and $50 million year-to-date.
2002 includes non-cash foreign currency income of $2 million for the 4th quarter and losses of $2 million year-to-date.

	Supplementary Financial Information
	2003	2002
Total Debt as of December 31,	$3,228	$3,401	*
Depreciation and amortization	279	278
Expenditures for property, plant and equipment	116	117

*                 Includes European debt of $12 million, which was classified as liabilities held for sale at December 31, 2002.